Exhibit 10.6

Extension Agreement

This Extension Agreement is made between William W. Cimino (“Cimino”) and Sound Surgical Technologies LLC, a Colorado limited liability company (the “Company”) as of the 1st day of September 2002.

Cimino and the Company are parties to that Employment Agreement effective as of August 10, 1998 (the “Employment Agreement”) and to that Agreement dated August 10, 1998 (the “Agreement”), also relating to Cimino’s employment by the Company and certain obligations of Cimino and the Company in connection with such employment.

Cimino and the Company desire to extend the expiration date of both the Employment Agreement and the Agreement from August 9, 2003 to December 31, 2006, and to recognize certain changes that have occurred and are to occur in the terms of Cimino’s employment by the Company.

Now, therefore, in consideration of the mutual agreements below and other good and valuable consideration the receipt and sufficiency of which is acknowledged by both parties, Cimino and the Company agree as follows:

1.	Employment Agreement.

a.	Section 1 of the Employment Agreement is amended (1) by deleting “August 9, 2002” and inserting “December 31, 2006”, thereby extending the ending date of the Employment Agreement to December 31, 2006, and (2) by inserting after “Schedule1” the words “as amended from time to time”.

b.	Section 2 of the Employment Agreement is amended by deleting “President and Chief Technical Officer” and inserting “Chairman”, thereby providing that Cimino will serve as Chairman of the Company.

c.	Section 3 of the Employment Agreement is amended by deleting “$7,672.00” and inserting “at least $11,250”, thereby increasing Cimino’s compensation to a minimum of $11,250 per month.

2.	Agreement.

a.	Section 2 of the Agreement is amended delete “Seven Thousand Six Hundred Seventy Two Dollars ($7,672.00)” and inserting “Eleven Thousand Two Hundred Fifty Dollars ($11,250)”, thereby increasing Cimino’s compensation to a minimum of $11,250 per month.

b.	Section 3. A of the Agreement is amended to delete “, Chair of the Management Committee, and President” and insert “and Chair of the Management Committee”, thereby acknowledging Cimino’s position with the Company as a Member, a Manager, and Chair of the Management Committee.

c.	Section 4 of the Agreement is amended by deleting “August 9, 2003” and inserting “December 31, 2006”, thereby extending the term of the Agreement through December 31, 2006.

3.	General. Cimino and the Company expressly reaffirm each and every provision of the Employment Agreement and the Agreement, whether or not amended by this Extension Agreement, as of the date of this Extension Agreement, and agree and acknowledge the each will obtain significant benefit from execution and delivery of this Extension Agreement.

In witness whereof, Cimino has executed and delivered this Extension Agreement, and the Company has cause the execution and delivery of this Extension Agreement by its Manager duly authorized for such purpose, as of the date first written above.

Sound Surgical Technologies LLC

/ William W. Cimino /	By	/ Donald B. Wingerter /
William W. Cimino, Ph.D.		Donald B. Wingerter, Manager/CEO

Agreement

This Agreement is made this 10th day of August 1998 by and between Sound Surgical Technologies LLC (“SST”), a Colorado limited liability company having its registered office at 1390 Green Willow Lane, Greenwood Village, CO 80121, and William W. Cimino (“Cimino”), residing at 578 West Sagebrush Court, Louisville, CO 80027.

The purpose of SST is to design and develop an ultrasonic platform capable of powering a variety of ultrasonic instruments, each designed for a specific surgical procedure, and initially, an invasive ultrasound-assisted lipoplasty system utilizing an ultrasonic vibratory probe for fatty tissue fragmentation and a separate suction system for removal of the fragmented tissue. SST desires to retain the services of an individual with sufficient training, experience and expertise in the field of the design, development, clinical trials, and regulatory approval of ultrasound medical devices to achieve the purpose of SST.

Cimino represents that he is qualified by education, training, knowledge and experience to achieve the purpose of SST.

Therefore, in consideration of the foregoing and of the mutual agreements below, SST and Cimino agree as follows:

1.	Cimino agrees:

A. He will become an employee of SST for a monthly salary of Seven Thousand Six Hundred Seventy Two Dollars ($7,672.00) pursuant an employment agreement in the form attached to this Agreement as Schedule 1 (the “Employment Agreement”);

B. As an employee of and for the exclusive benefit of SST, he will use his best efforts to design, develop prototypes of, obtain patent rights on, arrange clinical trials of, obtain U.S. Food and Drug Administration approval for, and bring to commercial production, an ultrasonic platform capable of powering a variety of ultrasonic instruments, each designed for a specific surgical procedure, and initially, an invasive ultrasound-assisted lipoplasty system utilizing an ultrasonic vibratory probe for fatty tissue fragmentation and a separate suction system for removal of the fragmented tissue. Additional ultrasonic instruments which shall be included in the foregoing efforts include, without limitation, (1) an external, non-invasive ultrasound-assisted lipoplasty system utilizing ultrasonic energy applied through the skin to disrupt fat cells; (2) a system for catheter-based ultrasonic fragmentation of kidney stones; and (3) an ultrasound tissue cutting device for use in cardiac surgery where pace makers are present.

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C. Any and all inventions, including without limitation any new contributions, improvements, or discoveries, whether patentable or unpatentable, of any medical device or process in any way involving, supporting, or relating to the use of ultrasonic waves, which is made, conceived, or first actually or constructively reduced to practice by Cimino during the term of this Agreement, whether or not Cimino is employed by SST throughout the term of this Agreement, shall belong to SST, and Cimino shall promptly disclose each such invention to SST. Cimino shall execute an assignment to SST, or to another designated by SST, of his entire right, title and interest in and to each such invention, and in and to all patent applications for such invention, in and to all priority rights as acquired under the International Convention on the Protection of Industrial Property by the filing of any such application, and in and to all patents that may be granted on any such invention throughout the world. Cimino agrees to sign all patent applications, declarations, and other lawful papers and, at SST☐s expense, to assist SST, its successors, assignees, and others designated by it to receive an assignment as provided above in every lawful way to obtain and sustain such patents as and when requested by SST.

2.	SST agrees to employ Cimino for a monthly salary of Seven Thousand Six Hundred Seventy Two Dollars ($7,672.00) pursuant to the Employment Agreement, and to provide Cimino, within the financial capabilities of SST, such equipment and other technical and financial resources as Cimino reasonably may require to carry out his obligations under Subsection 1.B., above.

3.	Cimino acknowledges, understands, and agrees with SST and for the express benefit of future investors in SST during the term of this Agreement that:

A.	he is a Member, a Manager, Chair of the Management Committee, and President of SST and owns of record a majority of the membership interests in SST and, thus, will benefit significantly from performance of his obligations under this Agreement;

B.	the agreements by him in this Agreement and in the Employment Agreement are essential to attract to SST the additional investment necessary to achieve the purpose of SST and that all additional investors in SST will rely to a material degree on such agreements and their validity in determining to make investments in SST; and

C.	the agreements by him in Section 1, and in particular in Subsection 1.C., and the agreements by him in the Employment Agreement, and in particular Sections 6, 7, 8 and 15, are fair and reasonable in substantive scope, time, and geographic scope and are and shall be valid and

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enforceable against him, and in that regard, are given in the context of the functional equivalent of a contract for the purchase and sale of a business to attract investment as set out in Subsection 2.B., above, and in the context of a contract for the protection of trade secrets, and that he is and executive and officer of SST.

3.	Cimino represents and warrants to SST and to and for the express benefit of future investors in SST during the term of this Agreement that he has had full opportunity to consult with independent legal counsel of his choice regarding the meaning and effect of and his obligations under this Agreement and the Employment Agreement, that he fully understands the same, and that future investors in SST during the term of this agreement are intended beneficiaries of this Agreement and the Employment Agreement and may rely on the validity of Cimino’s obligations under the same.

4.	The term of this Agreement shall commence on August 10, 1998 and shall continue through August 9, 2003.

5.	Notwithstanding any provisions in this Agreement to the contrary, in the event that the Company shall cease operating its business, then this Agreement shall terminate as of the last day of the month in which the Company ceases operation, with the same force and effect as if such last day of the month originally was set as the termination date hereof, and with more particularity and not in limitation, the provisions of Subsections 1.B and 1.C. and Section 2 shall end as of such date. A merger, acquisition or similar corporate restructuring under which the principal business activity of the Company is continued shall not be considered cessation of business of the Company.

6.	This Agreement may not be assigned by either party without the prior written consent of the other.

7.	Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions in this Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, it is the intention of the parties that any provision so determined be reformed to provide to the maximum extent valid, enforceable and legal the restrictions on and obligations of Cimino and the protection of and benefit to SST contained in the original provision, and that such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

8.	This Agreement in all respects shall be governed by and construed under the laws of the State of Colorado (without regard to the conflicts of law provisions of such laws or conflicts of law principles generally).

[The next page consists only of the signature paragraphs and blocks.]

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IN WITNESS WHEREOF, Cimino has executed and delivered this Agreement and SST has caused the execution and delivery of this Agreement by its Manager duly authorized for such purpose this 10th day of August, 1998.

Sound Surgical Technologies LLC

/ William W. Cimino /	By	/ Edward J. Cohrs /
William W. Cimino		Edward J. Cohrs, Manager

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Employment Agreement

This Employment Agreement is made between William W. Cimino (“Employee”) and Sound Surgical Technologies LLC, a Colorado limited liability company (the “Company”). This Employment Agreement is effective as of August 10, 1998 (the “Effective Date”).

1. Term of Employment. The term of this Employment Agreement shall be for five years beginning on the Effective Date and ending August 9, 2003, unless this Employment Agreement is terminated on an earlier date for cause as defined below in Section 5 of this Employment Agreement.

2. Duties of Employee. It is contemplated that, pursuant to this Employment Agreement, Employee will serve as President and Chief Technical Officer of the Company. In such position, Employee will perform such duties as the Company may from time to time assign to him, and will work such hours as are necessary to perform the duties of that position. The Company will provide Employee with an office, telephone, computer and other equipment reasonably necessary for Employee to perform his duties. The Company reserves the right to assign Employee other duties and another title, provided that, absent mutual agreement to the contrary, any change in duties or title will not affect the compensation owing pursuant to this Employment Agreement. While employed by the Company, Employee will devote his productive time, care and attention to the business of the Company and agrees that he will not directly or indirectly perform services of a business, commercial or professional nature for any other person or entity. Employee shall observe and comply with all lawful directions and instructions by and on the part of the Company’s Management Committee, endeavor to promote the interests of the Company, and not at any time do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise.

3. Compensation. For all services rendered by Employee to the Company, the Company shall pay Employee $7,672.00 gross pay (wages) per month and shall provide him with the benefits set forth below. Employee will be paid on the Company’s regularly scheduled paydays, and appropriate amounts will be withheld from each paycheck as required by law, pursuant to Employee’s consent, or pursuant to the Company’s payroll policies in effect from time to time.

4. Benefits. Employee will be eligible to participate in such employee benefit policies or programs (such as vacations, health insurance, and holidays) under the same circumstances that those policies or programs are available to other employees of the Company. The Company reserves the right and complete discretion to modify or alter those policies or programs, and any such modifications or alterations will be applicable to Employee as they apply to other employees.

5. Termination for Cause. During the term of this Employment Agreement the Company retains the right to terminate Employee’s employment for cause. In the event Employee’s employment is terminated for cause, Employee will not be entitled to any further compensation or benefits pursuant to this Employment Agreement.

Employee and the Company agree and understand that it is not possible to define all of the circumstances which may justify termination for cause under this Employment Agreement. Termination for cause may arise from such circumstances as: (1) the failure or refusal of Employee to perform the usual or customary duties of his employment in a competent and professional manner after reasonable notice and opportunity to correct deficiencies (reasonable notice being written notice of deficiencies, and reasonable opportunity to correct being one opportunity of thirty (30) days to correct specified deficiencies (recurring deficiencies shall not be subject to further opportunity to correct)), (2) conduct that is unethical, unprofessional, or improper under legal standards governing the Company, (3) willful failure to follow express directions provided by the Management Committee of the Company (excluding directions to perform acts or omit to perform acts the performance of or omission to perform which would be illegal under applicable law), (4) physical inability or other incapacity of Employee to perform the essential functions of his job, with or without accommodation, for a period of ninety consecutive calendar days, (5) willful breach of any statutory or common law duty of loyalty to the Company, or (6) conviction of a felony or of any crime involving moral turpitude or dishonesty.

6. Employee’s Covenant Not to Compete. Employee agrees that, by virtue of the relationship of trust and confidence between Employee and the Company, Employee has or will have certain information and knowledge of the business and operations of the Company that are confidential and proprietary in nature, including, without limitation, information about equipment, processes, technology, customers and customer contracts.

A. Consideration:

In consideration for the Covenant Not to Compete contained in this Employment Agreement, Employee acknowledges that he has received the following consideration:

a) In return for the covenants set forth in this Employment Agreement, the Company has provided Employee with an extended term of employment (as expressed in Section 1 of this Employment Agreement), a benefit of employment which Employee did not have until Employee made the covenants set forth in this Employment Agreement;

b) The Company and Employee anticipate that the Company will continue to provide Employee the opportunity to develop knowledge about and skills in the business of the design, development and operation of an ultrasonic platform capable of powering a variety of ultrasonic instruments, each designed for a specific surgical procedure, as well as knowledge of actual and potential customers, customer contacts and the economics of construction, operation and selling of the products to be offered by the Company.

Employee also acknowledges the provisions of that separate agreement between Employee and the Company dated the same date as this Agreement.

B. Scope of Temporal Restriction on Employee’s Ability to Compete:

Employee agrees that Employee will not, during the term of this Employment Agreement and any renewal or extension thereof from time, compete with the Company, as defined in Section 6.D, below, directly or indirectly, for himself or as an agent or employee of others.

C. Scope of Geographical Restriction on Employee’s Ability to Compete:

First, Employee acknowledges that this Employment Agreement does not restrict Employee’s ability to find employment within any geographical area after the termination of Employee’s employment with the Company, provided that Employee is not employed by a competing business as defined below. Second, Employee agrees that, during the term of this Employment Agreement, whether or not he is then employed by the Company, he will not compete with the Company in any state or territory of the United States of America.

D. Scope of Activities Constituting Competition with The Company, Prohibited by This Employment Agreement:

Within the time period specified in Section 6.B, and within the geographical area determined with reference to Section 6.C, Employee will not, by any means or for any cause, directly or indirectly, for himself or as an agent, representative or employee of others: (i) engage in or attempt to engage in the business of, or (ii) be employed by, work for, or provide services or advice to another company, business, entity, or person engaged in or attempting to engage in (whether exclusively or only partially) the business of design, development, testing, production, marketing or sale of an ultrasonic platform capable of powering ultrasonic instruments, or of ultrasonic instruments themselves, or of any component thereof, designed for medical use, or any functionally similar business or enterprise that would be directly or indirectly in competition with any business of the Company.

Employee agrees that this provision defining the scope of activities constituting competition with the Company is narrow and reasonable for the following reasons: (i) Employee is free to seek employment with other companies designing, developing, testing, producing, marketing or selling medical devices that do not directly or indirectly compete with any business of the Company; (ii) Employee is free to seek employment with other companies in the fields of bioengineering, mechanical engineering, and aerospace engineering, fields in which Employee is qualified, that do not directly or indirectly compete with any business of the Company; and (iii) the Company occupies a narrow and specialized segment of the medical device industry, and there are many other companies in that industry and in the bioengineering, mechanical engineering and aerospace engineering industries, that do not directly or indirectly compete with any business of the Company. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to joining the Company.

E. Agreement Not to Solicit or Recruit Other Employees of The Company.

Within the time period specified in Section 6.B, whether or not Employee then is employed by the Company, Employee further agrees to refrain from soliciting, recruiting, encouraging, or initiating contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Employee, directly or indirectly, for himself or with or for others. Employee further agrees to refrain from authorizing, directing, or advising any third persons or entities to solicit, recruit, encourage, or initiate contact with any of the Company’s employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Employee, directly or indirectly, for himself or with or for others.

In the event that the provisions of Section 6 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, then the parties agree that such provisions shall be reformed to the maximum time, geographic or occupational limitations permitted by the applicable laws.

7. Covenant to Protect Trade Secrets and Confidential Information. It is contemplated by the Company and Employee that Employee will acquire or develop confidential information and knowledge pertaining to the technology, equipment, processes and operations of the businesses of the Company, as well as confidential knowledge and information pertaining to the Company’s contracts with customers, prices and methods of operations, including but not limited to economic pricing structure, identities of customers, and contract terms. As part of the consideration for this Employment Agreement, Employee agrees to keep all of such knowledge and information confidential, and Employee agrees that during the term of this Employment Agreement, and any extension or renewal thereof from time to time, and after termination thereof, Employee will not disclose to any other party, or use for himself, directly or indirectly, or for the benefit of others, any such knowledge or information so acquired or developed. Employee agrees that this Section 7 applies to information and knowledge which the Company considers to be proprietary or valuable to its business and which it has not knowingly permitted to become generally part of the public domain or generally known in the industry in which the Company does business, and that as such, the protection afforded to the Company contractually by this Section may exceed to the full extent permitted by applicable law the protection which otherwise might be afforded the Company in respect of such information or knowledge under the Uniform Trade Secrets Act or other state legislation regarding the confidentiality of business or technical information.

8. Enforcement of Covenants. It is expressly understood and agreed by Employee that the covenants contained in Sections 6 and 7 of this Employment Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that Employee’s failure to observe and comply with his covenants and agreements in Sections 6 and 7 will cause irreparable harm to the Company. It is expressly understood and agreed by Employee that it is and will continue to be difficult to ascertain the nature, scope and extent of the harm resulting from breach of these covenants and that a remedy at law for such breach by Employee will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of Sections 6 and 7 of this Agreement, the Company shall be entitled, and is irrevocably authorized by Employee, to demand and obtain specific performance, including without limitation all appropriate injunctive and other equitable relief against Employee, in order to enforce against Employee, or to prevent any breach or any threatened breach by Employee of, the covenants and agreements contained in Sections 6 and 7 of this Employment Agreement. In the event of any action by the Company for injunctive or equitable relief as provided above, the losing party in such action agrees to pay all costs and reasonable attorneys☐ fees incurred by the prevailing party in connection with such action.

9. Cessation of Business. Notwithstanding any provisions in this Employment Agreement to the contrary, in the event that the Company shall cease operating its business, then this Employment Agreement shall terminate as of the last day of the month in which the Company ceases operations, with the same force and effect as if such last day of the month originally was set as the termination date hereof, and the provisions of paragraph 6 shall end as of such date. A merger, acquisition or similar corporate restructuring under which the principal business activity of the Company is continued shall not be considered cessation of business of the Company.

10. Dispute Resolution. All disputes between Employee and the Company arising in any way under or in respect of this Employment Agreement, except as provided in Section 8, if the same cannot be settled by mediation as provided below, shall be resolved by arbitration before a single arbitrator in accordance with the arbitration rules of J*A*M*S/Endispute then in effect and applicable to employment disputes. Either party seeking resolution of a dispute under this Section may give notice to the other party and to J*A*M*S/Endispute in Denver, Colorado, demanding mediation of the dispute. Each party shall cooperate in mediation. In the event the dispute is not settled within sixty days after demand for mediation, either party to this Agreement may submit a written demand for arbitration to the other party and J*A*M*S/Endispute in Denver, Colorado. Costs of mediation and arbitration payable to or through J*A*M*S/Endispute shall be borne one-half by the party demanding mediation or arbitration, as the case may be, and one-half by the other party; provided, that if the party other than the party demanding mediation or arbitration shall fail to pay such costs in a timely manner, such costs may be paid by the demanding party and if the matter shall go to arbitration, the arbitrator, at the conclusion of the arbitration, shall enter against the party failing to pay such costs an order that such party repay such costs to the party initially paying them. All costs of counsel and all other costs of preparation for and participating in mediation and arbitration shall be borne by the party incurring such costs. All proceedings shall take place in the Denver, Colorado metropolitan area in the English language. The arbitration award shall be final and binding and may be enforced in any court of competent jurisdiction.

11. Waiver of Breach of Agreement. If either party waives a breach of this Employment Agreement by the other party, that waiver will not operate or be construed as a waiver of any other or subsequent breaches.

12. Notice. Any notice given by either party under this Employment Agreement shall be sufficient if in writing and either (I) hand delivered to the other party, or (ii) mailed, postage prepaid, certified return receipt requested, if to Employee, to Employee’s last address on the records of the Company, and if to the Company, to the address of the Company given above in this Employment Agreement or such other address of which the Company may give Employee notice under this Employment Agreement or of which Employee shall have actual knowledge as being the principal office of the Company.

13. Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any parent, subsidiary, affiliate or successor of the Company. This Employment Agreement is not assignable by Employee. Any attempt by Employee to assign this Employment Agreement, or any portion thereof, shall be deemed null and void and of no force and effect.

14. Severability. Any provision of this Employment Agreement prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted from this Employment Agreement without affecting any other provision of this Employment Agreement or the effectiveness of such provision in any jurisdiction in which it is not prohibited or unenforceable. It is the desire of the parties hereto that this Employment Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by applicable law.

15. Survival of Provisions. The provisions of Sections 7, 8, 9, and 11 through 18, inclusive, of this Employment Agreement shall survive termination of this Employment Agreement and shall be enforceable by the Company after such termination, regardless of the circumstances of such termination.

16. Consultation With Counsel. Employee acknowledges and represents to Company that he has had full opportunity to consult with independent legal counsel of his choice regarding the meaning and effect of and his obligations under this Employment Agreement and that he fully understands the same.

17. Choice of Law. This Employment Agreement shall be construed and governed by the laws of the State of Colorado.

18. Entire Agreement and Amendment. This Employment Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, except that agreement between the parties dated the same date as this Employment Agreement. This Employment Agreement may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.

In witness whereof, the Employee has executed and delivered this Employment Agreement and the Company has caused the execution and delivery of this Employment Agreement by its Manager duly authorized for such purpose effective the Effective Date.

Employee	The Company
Sound Surgical Technologies LLC

/ William W. Cimino /	By	/ Edward J. Cohrs /
William W. Cimino		Edward J. Cohrs, Manager